Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Crown Castle International Corp.:

We consent to the incorporation by reference in the registration statements (Nos. 333-67379, 333-101008, 333-118659, 333-163843 and 333-181715) on Form S-8, the registration statement (No. 333-106728) on Form S-3, the registration statements (Nos. 333-140452 and 333-180526) on Form S-3 ASR, and the registration statement (No. 333-186092) on Form S-4 of Crown Castle International Corp. of our report dated February 15, 2011, with respect to the consolidated statements of operations and comprehensive income (loss), cash flows, and redeemable convertible preferred stock and equity of Crown Castle International Corp. and subsidiaries for the year ended December 31, 2010, and the related financial statement schedule for 2010, which report appears in the December 31, 2012 annual report on Form 10-K of Crown Castle International Corp.

/s/ KPMG LLP

Pittsburgh, Pennsylvania
February 12, 2013